Exhibit 2.19

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

SUPPLEMENTAL BUSINESS PURCHASE

FRAMEWORK AGREEMENT (2)

by and between

Loyalty Alliance Enterprise Corporation

and

I-Equity Management Limited

June 20, 2012

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK

AGREEMENT (2)

This Supplemental Business Purchase Framework Agreement (2) (this “Supplemental Agreement”) is entered into by and between the following parties as of June 20, 2012:

Party A:

Loyalty Alliance Enterprise Corporation, a company duly registered and validly existing in Cayman Islands, with its registered address of Suite 6005, 60/F, Central Plaza 18 Harbour Road, Wanchai, Hong Kong; and

Party B:

I-Equity Management Limited, a company incorporated and validly existing in British Virgin Islands.

(Party A and Party B hereinafter referred to respectively as “Party” and collectively as “Parties”)

WHEREAS:

1.	The Parties had entered into a Business Purchase Framework Agreement and a Supplemental Agreement (the “Master Agreement”) on September 20, 2011.

2.	Pursuant to the Master Agreement, the Parties agree that Party B shall assist Party A or its designated affiliated company to acquire the current relevant business operated by Party B’s affiliated company and China Unicom in Henan, and establish business cooperation with China Unicom for a term of fifteen (15) years after the Master Agreement is executed.

3.	Pursuant to Article 5 of the Master Agreement, the Parties shall conclude other Agreements to amend and supplement the relevant issues stipulated in this Agreement.

NOW, THEREFORE, in order to clarify the rights and obligations of the Parties under the Master Agreement, the Parties hereby agree to reach the supplemental agreement as follows:

1.	The Parties hereby acknowledge and agree that the term described in Article 1 of the Master Agreement shall be extended and Party B shall assist Party A to conduct relevant business cooperation with China Unicom in Henan Province within twelve (12) months after the Master Agreement is executed and establish long-term stable cooperative relations with China Unicom.

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

2.	The Parties hereby acknowledge and agree that in the event that Party B fails to assist Party A to conclude a business contract with China Unicom satisfactory to Party A within twelve (12) months after the Master Agreement is executed, Party B shall refund the prepayments; in the event that Party B assists Party A to establish cooperative relations with China Unicom and conclude a business contract satisfactory to Party A within twelve (12) months after the Master Agreement is executed, the Parties hereby agree that the prepayments constitute a part of the consideration as agreed in the final Business Purchase Agreement.

3.	This Supplemental Agreement supplements the Master Agreement and constitutes an integral part of the Master Agreement and shall be as valid and effective as the Master Agreement.

4.	The Parties may execute other supplemental agreements to supplement or amend the Master Agreement.

5.	This Supplemental Agreement shall come into effect upon execution by all Parties’ authorized representatives hereto.

6.	This Agreement is executed with two (2) original copies; each Party holds one (1) original copy and both original copies have the same legal effect.

[No Text Below]

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

[Signature Page]

IN WITNESS THEREOF, the Parties of this Supplemental Agreement have executed or caused their respective duly authorized representatives to execute this Supplemental Agreement on the date written above.

Party A:

Loyalty Alliance Enterprise Corporation

Authorized Representative: /s/ Abraham Jou
Name: Abraham Jou
Position: Chairman

Authorized Representative: /s/ Frederick Sum
Name: Frederick Sum
Position: CEO

Party B:

I-Equity Management Limited

Authorized Representative: /s/ Michael Yang
Name: Michael Yang
Position: Director